Exhibit 99.2

CONSENT OF LISA HARRIS JONES TO BE NAMED AS A TRUSTEE

CONSENT

The undersigned hereby consents to being named in the Registration Statement on Form S-11 (Registration No. 333-221708) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Registration Statement”) of Industrial Logistics Properties Trust, a Maryland real estate investment trust (the “Trust”), as an individual to become a trustee of the Trust and to the inclusion of her biographical information in the Registration Statement.

Dated:  November 16, 2017

/s/ Lisa Harris Jones
Lisa Harris Jones